Exhibit (h-3)
FORM OF AMENDMENT TO ADMINISTRATION AGREEMENT
     AMENDMENT made as of the ___ day of November 2009, between Pacific Capital Funds, a Massachusetts business trust (the “Trust”) and Bank of Hawaii, a Hawaii banking corporation.
     WHEREAS, the parties have entered into an Administration Agreement dated as of July 1, 2006, and as amended on January 1, 2008 (the “Agreement”); and
     WHEREAS, the parties wish to change the termination provisions of the Agreement;
     NOW THEREFORE, for good and valuable consideration, the parties agree that the Agreement is hereby amended as follows, effective as of the date first set forth above:
     1. Termination.
     Notwithstanding anything in the Agreement to the contrary, the Agreement shall continue in effect until terminated as follows: either party may terminate the Agreement at any time upon the provision of thirty (30) days prior written notice to the other party.
     2. Representations and Warranties.
     (a) The Trust represents that (i) it has full power and authority to enter into and perform this Amendment (ii) this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) the Board has approved this Amendment.
     (b) Bank of Hawaii represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PACIFIC CAPITAL FUNDS

By:

Name:

Title:

Date:

BANK OF HAWAII

By:

Name:

Title:

Date: